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The following is a transcript of a conference call conducted by Brad Jacobs. This transcript was prepared by a third party and has not been independently verified and may contain errors.

Transcript: Brad Jacobs Conference Call

November 9, 2026

Operator: Before we begin, the comments today will include forward-looking statements. Forward-looking statements are not guaranteed, and actual results may differ materially from those expressed or implied in forward-looking statements. The comments will also refer to certain non-GAAP financial measures. The company has provided reconciliations of these non-GAAP financial measures to GAAP measures in its press release, which is available on the company’s website. I’ll now turn the call over to Brad Jacobs.

Brad Jacobs: Good morning! With me today in Greenwich are QXO’s Chief Strategy Officer, Matt Fassler, and Chief Investment Officer, Mark Manduca. The purpose of this call is twofold. First, I’ll cover the new venture I’m starting, as announced earlier today. And then, we’ll spend most of the time on the excellent progress we’re making at QXO. This includes our pre-released third quarter results, our detailed progress with core components of the business, and the opportunities ahead. After our prepared remarks, Matt, Mark, and I will be happy to take your questions. To launch the new venture, I’ll be leading a $1 billion cash investment in what will be the ninth company I’ve started. As described in today’s press release, my family office, Jacobs Private Equity, together with a group of minority co-investors, has agreed to invest in a public company called CKX Lands. CKX is listed on the NYSE American under the ticker CKX. The investment is expected to consist of $900 million from me and $100 million from co-investors led by Heritage Partners, formerly Sequoia Heritage. Upon closing, I’ll own a majority stake in CKX and become its chairman and CEO, while continuing to serve as chairman and CEO of QXO. CKX is currently a land management company. It earns its revenue from royalty interests and mineral leases related to oil and gas production on its land, as well as timber sales and surface rents. The industry for my new venture is still to be determined. Once we close the investment, CKX will become a platform for growth, operating as a standalone public company under a new name. The proposed transaction is intended to give CKX’s existing stockholders the opportunity to receive an upfront cash payment of $20.8 million, retain the value of the existing business, and participate in the potential upside of our future plans. Completion of the investment remains subject to applicable closing conditions, including CKX stockholder approval. Over my career, I’ve founded and led eight billion-dollar or multibillion-dollar businesses, including six public companies. I love building multibillion-dollar market leaders, and I’m excited to have the opportunity to do it again. My approach to creating value has been consistent across a wide range of industries—bring in exceptional people, improve operations, invest in technology, and grow both organically and through disciplined acquisitions. My teams and I have completed approximately 500 M&A transactions across these businesses. Last year, I concluded my chairmanships of XPO, GXO, and RXO. That gave me the capacity to create this new venture, while continuing to lead QXO to its massive potential. So now, let’s talk about QXO. I want to emphasize that I remain intensely committed to QXO. My enthusiasm for this company is sky high, and the progress we’re making gives me even more confidence in our ability to accelerate organic growth, expand margins, and create substantial shareholder value. As you may have gathered from our preliminary release this morning, the month of September came in much stronger than expected. We pre-released third-quarter adjusted EBITDA of $557 million, on revenue of $4.9 billion, and with an adjusted EBITDA margin of 11.4%. We’ll provide many more details later this week in our earnings release and 10-Q, but suffice it to say, the quarter ended on a high note. Today, I want to focus on why we’re so excited about the progress we’re making at QXO and the positive outlook from here. Our acquisitions of Beacon, Kodiak, and TopBuild gave us leadership positions in some of the most important parts of the building products industry, extensive customer relationships, and management depth. These are the critical attributes to create substantial shareholder value. In North America, we’re now the number one distributor of insulation products, number one in waterproofing, number two in roofing, and number one or number two in lumber and building materials in key regions. We’re also the number one installer in the insulation space. Our company’s 28,000 employees serve 194,000 customers through a network of 1,150 branches across all 50 states and seven Canadian provinces. Our customers include residential, commercial, and industrial general contractors, subcontractors of all types including roofing, insulation, and framing, as well as production and custom homebuilders.  Our third-quarter performance demonstrates that our strategy is working across the board. We’re achieving stronger pricing, customer engagement, cross-selling, and service execution. These are accelerating sales trends and profitable market share gains. Companywide, in the third quarter, trends in organic revenue per day improved for the second consecutive quarter. And pricing improved overall by 2.2% year-over-year, with 9 of our 11 areas delivering positive pricing. In Roofing and Waterproofing, sales of higher-margin complementary products grew 4.2% to $607 million, including 16% growth in gutters and accessories, 15% in fiber cement, and 7% in windows. Private-label penetration in Roofing and Waterproofing also reached a record 10.6% of sales, up about 50 basis points year-over-year. Together, these results demonstrate our growing ability to capture a greater share of customer spending across a broader range of products. Sales momentum accelerated into October, with daily sales increasing 5.4% year-over-year across the company by month’s end. Roofing and Waterproofing, which we have owned the longest, grew 9.1% in October. These results build on a year of profitable market share gains and demonstrate the growing impact of our commercial initiatives and service improvements. In the third quarter, on-time delivery in Roofing and Waterproofing improved by 650 basis points, and out-of-stocks for key products improved more than 25%. Invoice accuracy improved from the low 90s at the outset of the year to the high 90s in the third quarter. Face-to-face customer meetings increased 57% from July to early November. A third of our regions are already exceeding our 95% on-time delivery target, with a large opportunity to replicate these improvements across the network. Critically, our commercial momentum is translating into improved profitability. In Q3, year-over-year gross margin in Roofing and Waterproofing inflected positively from the prior year, despite the soft external environment. We’re encouraged by the direction of the metrics, and we’re still in the early stages of realizing the benefits of the changes underway. Our Insulation distribution business continues to perform well, with revenue accelerating in Q3. We generated a particularly strong performance in our mechanical insulation distribution unit, which posted a strong 16% year-over-year revenue increase, due in part to its leading position with data centers. Our pricing to customers is a major, company-specific lever for us. Importantly, our investments in growth have strengthened our ability to earn more price by improving the customer experience and creating a more compelling value proposition. We’ve built a broader offering, wider product availability, and faster customer service, with more reliable deliveries. We’ve instilled more rigorous governance over excessive price overrides and improved the tools, management, and incentives that support pricing decisions. Our goal is to price consistently, based on data, and in a way that’s fair to our customers and to QXO. Companywide, our year-over-year pricing has improved by 400 basis points, from negative 1.7% in April to positive 2.3% in September. Pricing turned positive in June and has strengthened in each subsequent month throughout Q3. Roofing and Waterproofing showed an even larger improvement over the same period, moving from negative 1.1% in April to positive 4.1% in September. These metrics demonstrate our ability to improve pricing even during the current soft environment. Going forward, we’re implementing sophisticated pricing analytics across the acquired businesses, and we see multiple runways to improve pricing, including the commercial deal process, customer-specific price negotiations, and linking quoting decisions more closely to customer profitability. Procurement is another major lever for us. We’ve established centralized category leadership, and we’re in the process of bringing our spend together across the businesses. Our three major acquisitions have approximately $12 billion of spend, including about $11 billion in direct products and materials, and more than $1.1 billion in indirect goods and services. Approximately $7.6 billion of that spend is with suppliers serving at least two of legacy Beacon, Kodiak, or TopBuild. This includes over 1,000 direct suppliers and about 200 indirect suppliers. Within that overlap, approximately $5 billion is with suppliers serving all three legacy businesses. These existing supplier relationships represent an opportunity to align pricing, rebates, and contract terms, and to negotiate using our combined purchasing power. We’re pursuing these opportunities through coordinated negotiations, supplier consolidations, stronger rebate capture, and wider adoption of common purchasing agreements. Our goal is to reward strategic supplier partners with more of our business, allowing them to grow rapidly with us, while we improve cost, availability, and service for our customers. We’ve already realized procurement synergies across a number of indirect categories, such as fleet, technology, and waste disposal. Cross-selling is another key focus as we continue to integrate the three businesses. We have about 194,000 unique customers, and almost none of them currently buy our full product offering. We already have ongoing relationships with these customers, and in many cases, we’re already on their job sites. We’ve developed a good sense of their requirements and their total spend. Our goal is to earn a much larger share of their business and drive substantial organic growth. The majority of our customers have compelling reasons to consolidate suppliers and reduce complexity. Many need multiple categories of traditional building materials, and some also need engineered components. The total scope of our offering can help customers reduce their total construction cost, address labor shortages, simplify procurement, and mitigate project delays. For example, our strong relationships with production homebuilders are typically rooted in our truss and wall panel capabilities, as well as insulation where we solve some of their greatest needs. At the same time, it creates an opportunity for us to expand share of wallet by becoming their primary supplier for a wider range of building materials, with the added value of scale to support their growth. We’re achieving early success with a cross-selling pilot in Tampa where we serve 18 trades. The pilot is surfacing the time and cost efficiencies QXO can bring to a single project by combining distribution, installation services, and field management across the trades. By coordinating crews and services, we can eliminate duplicate trips to job sites, reduce material handling, improve scheduling, and shorten construction cycles. For example, we can combine interior trim and garage door installation into a single visit or arrange to have the work performed on site. We can also help customers realize scalable savings in their most precious resource— labor—including time spent in coordination and construction. These same benefits apply to large-scale commercial projects like data centers. In some geographies, we can supply foundation rebar, insulation, roofing, waterproofing, and commercial doors for the same project, creating a unique value proposition for customers. That contractor has fewer supplier relationships to manage, with meaningful time and cost benefits, and we earn a greater share of the business. We can extend that opportunity even further with project-level visibility. For example, our technology will tell us whether we’ve supplied a hospital’s roofing, mechanical insulation, building insulation, doors, and other requirements, allowing us to pursue the categories we’re missing. Now, we’re also making a concerted effort to reactivate dormant accounts. Between the companies we bought, there are tens of thousands of dormant customers, including 2,000 substantial ones who, together, used to do nearly half a billion dollars of business with our legacy companies. We want that business back. Private label is another attractive part of the business. Our TRI-BUILT brand now represents 10.6% of our Roofing and Waterproofing sales, which is an all-time high. The gross margin on private label is substantially higher than on similar, market-branded products. We’re developing additional TRI-BUILT categories and giving our salespeople incentives to sell private label. Trailing 12-month TRI-BUILT sales at the end of Q3 were $943 million, all of it at legacy Beacon. Our target is to grow this to more than $2 billion over the next three years, while also expanding private label at legacy Kodiak and TopBuild operations. In terms of execution, we’re putting experienced operators into branches that are underperforming their potential and introducing common operating metrics to identify opportunities for greater efficiency. We’re focusing on four fundamentals: frequent customer contact, disciplined pricing, appropriate staffing, and agile inventory management. Legacy TopBuild used this approach effectively in its lower-performing locations, and we’re extending it across the company, demonstrating a key benefit of quality M&A: applying proven operating practices where they can have the greatest impact. We’re even more excited today about TopBuild than we were when we announced the acquisition. Bringing TopBuild into QXO has given us additional commercial exposure, including major, multi-year projects, and a presence at approximately 22,000 job sites every day. We have substantial opportunities to deepen these customer relationships, cross-sell products and services, and capture a greater share of wallet. On the installation side, we have highly experienced installers who know how to complete a job efficiently and pass inspection. We can build on that expertise by strengthening sales management, improving training for new hires, and giving employees better technology. Technology will help us accelerate many of the improvements. I’m extremely pleased with the tech team we’ve assembled and the tech roadmap we’re executing. We’re implementing a new ERP system, a proprietary point-of-sale system, an upgraded CRM platform with advanced AI capabilities, and a warehouse management system. We’re also integrating tools for pricing and procurement, fleet technology, e-commerce, and human resources. When this is fully rolled out, our employees will be able to get their work done in one connected, AI-enabled environment. They’ll be able to spend less time entering the same information into different systems or tracking down information that will be readily available. The new ecosystem will give our people more capacity to serve customers and run the business. We’re currently testing the tech in a number of locations under real-life operating conditions and training employees to use it. Then, we’ll accelerate the rollout. Our expectation is to have the vast majority of revenue across legacy TopBuild, Beacon, and Kodiak on the new platform over the next year. This will deliver significant advantages by making transactions easier to complete and, improving the overall customer experience. We’ll be able to create quotes in seconds or minutes rather than hours or days, provide real-time visibility into inventory and order status, and automate inventory scanning, slotting, and picking. More efficient inventory replenishment will reduce working capital requirements without compromising customer fulfillment. And we’ll use the tools to optimize logistics, with more efficient loads and routes equating to a reduction in transportation costs. In addition, we’re improving our e-commerce capabilities so customers can check inventory, get accurate quotes, place orders, and track deliveries online. The goal is to make it easy for customers to do business with QXO, so that each time they use us, we earn their loyalty for the next transaction. AI is a key driver of both operational excellence and margin expansion. One project we’re particularly encouraged by could effectively double sales force productivity in one of our business units. More broadly, we see the potential to boost productivity in a number of daily workflows. Let me put all of these opportunities in the context of our long-term plan. Our goal is to grow adjusted EBITDA from the approximately $1.75 billion reflected in current consensus estimates to $4 billion by 2030, before additional acquisitions. This takes into account market growth, share gains, productivity improvements, and synergies as we integrate Kodiak and TopBuild. In addition, we believe there will continue to be opportunities to purchase small businesses on highly accretive terms. Between now and 2030, we estimate that acquisitions we can fund with internally generated cash flow could contribute up to $1.5 billion of additional EBITDA, taking the total EBITDA opportunity to approximately $5.5 billion by 2030. Our operations are highly cash-generative, and we have no debt maturities prior to 2031. We have a covenant-lite capital structure and over $2 billion of available liquidity. Nearly two-thirds of our debt stack is fixed rate. We have substantial flexibility to invest in organic growth and pursue accretive acquisitions. The operating metrics are inflecting upward, and we’re still in the early stages of realizing benefits from the strong foundation we’ve built. We have a large, highly satisfied customer base, served by experienced operators. We have a big opportunity to make the business more productive and much more valuable over time. So, to sum up, there’s a lot of excitement in the room. There’s a new venture on the horizon. We feel great about QXO’s performance and outlook. And we look forward to meeting you face-to-face at key forums in the coming days and weeks. I remain wholeheartedly committed to QXO, and I’m confident in our ability to execute the plan we’ve outlined this morning. Thank you for your interest and your support. We’ll now open the call for questions. Operator?

Operator: Thank you. We'll now be conducting a question and answer session. We ask you please limit yourself to one question and one follow-up. If you'd like to ask a question at this time, you may press star one on your telephone keypad and a confirmation tone will indicate your lines in the question queue. You may press star two if you like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Thank you. And our first question is from the line of Trevor Allinson with Wolfe Research. Please proceed with your questions.

Trevor Allinson: Hi, good morning. Thanks for taking my question. You guys have been clearly very busy over the last 12 to 18 months with acquisitions, technology, implementation among other things. If you could in your own words, summarize, you know, everything that you've done, all the changes you guys have implemented at QXO over the last year, year and a half. Thanks.

Brad Jacobs: Well, that would be a long answer, but I'll try my best. Uh, what have we accomplished in the last year and a half? Uh, in a word or maybe two words. A lot. A real lot. Uh, first, we started by concentrating on the people. We have 28,000 team members. And we wanted to make sure that every single one of those 28,000 people understands the vision of what we intend to accomplish here. That we're creating a world-class building products distributor and installer. And we will be recognized by customers as the leading provider of these products and services. And we made sure that everybody knows what the vision is and what their role is in accomplishing that vision. And we started to tie compensation to how well people delivered on their levers. And we upgraded talent where necessary. We improved the org chart. We reduced unnecessary layers in the org chart. We rightsized spans of control, and we invested in the development of our people. Specifically, for example, we created what we call Precision Leadership Training, which is a proprietary course in how to be an effective leader of people and it's gotten rave reviews from our managers who are both early in career and late in career and we're expanding this training to our sales organization now. I, by the way, I was delighted that Forbes recently named us one of the 20 most trusted companies in America. I think that's pretty cool for a company that's only been around for a year or two. And it's not it's not coincidental. We we've mobilized the entire company to focus on the key levers. And let's go over those key levers. I'll try to be brief. So, on sales, one important thing we've done is we've redesigned compensation incentives so that we're rewarding salespeople on what we want them to focus on, like cross-selling, for example, and we we're rewarding people for selling private label. Our private label margin is about 2,000 basis points higher than the rest of our product mix. So, that's a high priority for us. We reactivated 3,300 dormant accounts, and we've got tens of thousands of dormant account opportunities to go. We've increased face-to-face customer meetings. We've introduced data-driven pricing. We've largely centralized procurement and strengthened strategic relationships with our key suppliers. We've intensely focused on operational excellence. We've optimized the inventory mix. We've optimized on-time and in-full. We've optimized invoice accuracy. So, everything that goes into excellently running the business. And we designed a cutting-edge tech stack that, once we fully implement it, will definitely differentiate us in the eyes of the customer and will also give us a big cost advantage in terms of productivity and efficiency. So, let me point out the main components of the tech stack. We have a next gen point of sales system that we've designed. We've got a warehouse management system, a transportation management system. We got pricing tools. We have an AI-enabled CRM. We got procurement bots, and all these things are connected on a unified, modern ERP and we've already rolled out dozens, maybe hundreds, but many, many bespoke productivity and efficiency tools uh e-commerce so we believe that e-commerce is going to be more and more in more and more important channel over the next decade for our customers. That's what we're hearing from customers: they want to save time. E-commerce helps them save time. So, we've developed an omnichannel platform that integrates all the customer touch points, e-commerce, physical branches, sales reps, mobile apps, everything related to the to customer service and put it into one seamless shopping experience that'll save customers time, that'll lower our cost to serve them, and ultimately should increase our share of customer spend. And I think the proof is in the pudding. When you look at the numbers and do the work, you see the results. For example, we're obviously in a very weak external market, but companywide pricing is up 2.2%. And look at the trend in the pricing. So, go back to April. In April, pricing was down 1.7% year-over-year. In May it was also down, but not as much. Down only 0.5%. And then, pricing inflected positive in June. June it was up 1.1%. And July was up a little bit more, 1.2%. August was up a little bit more than that, 1.8%. And in September, it was up 2.3%. Look at roofing. In roofing, the improvement in pricing was even more pronounced. April was down 1.1%. May was flat. June was up 1.9%. July was up 2.9%. August was up 3.6%. And September was up 4.1%. So, a really nice trend there, with year-over-year margin trends inflecting positively in Q3. Starting in the fourth quarter, October companywide daily sales increased 5.4% year-over-year. So nice trend here. And in roofing, which we've owned the longest, daily sales were up in October 9.1%. So, look, customers are very demanding, and they should be. They want a lot of things from us and the thing they want the most is product availability. They want us to have in stock what they want to buy when they want to buy it. They want us to say yes pretty much all the time. So, we categorize all of our inventory as either A, B, or C depending on the turns, the velocity, the turns, how fast moving each SKU is. And on A items where, we want to be in-stock almost all the time, we've improved the out-of-stocks by more than 25%. On-time and in-full delivery, another very important thing for our customers, year-over-year you look at OTIF, on-time and in-full, it's up 650 basis points, a really good improvement there. Invoice accuracy, another really important thing for customers, was in the low 90s, now in the high 90s. Uh face-to-face customer meetings, getting in front of customers, finding out what they need, bonding with them, helping them solve their problems. Face-to-face customer meetings up 57% since July. Uh, I talked about private label in the opening remarks. Very important for us because it's 2,000 basis points higher than the rest of our mix. We're now up to 10.6% of our of our roofing sales. So, really good progress there. So, the bottom line for me is: we've addressed virtually every part of the company, from people, to sales, to pricing, to procurement, ops, tech. I'm sure I'm leaving one or two things out. Pretty much everything in the company and we've made tremendous progress in a very short period of time. And we're just beginning to realize the benefits of all these activities. So, sorry the long speech, but I get very excited about this stuff. Thanks for the question, Trevor.

Operator: The next question is from the line of Garik Shmois with DA Davidson. Please proceed with your question.

Garik Shmois: Oh, hi. Thanks for taking my question. I was hoping you could expand on how you get from the $1.75 billion of EBITDA to $4 billion by 2030. And if you can just give us some updated building blocks uh in the bridge, that would be great. Thanks.

Brad Jacobs: Uh yes, I can. Uh, both I’ll give you the how we get there, I give you the building blocks block. So, thanks for the question, Gary. Uh it's a very clear roadmap to get from where we are now, roughly $1.75 billion of EBITDA to $4 billion by 2030. And by the way, the $4 billion of EBITDA 2030 assumes we just take all the free cash flow that we expect to generate between now and 2030 and just take that and pay down debt with it. If instead we took that free cash flow and did small acquisitions at single digit EBITDA multiples, that gets us to $5.5 billion in EBITDA. So, the main levers to answer your question are the mainly the things I've been talking about: sales, pricing, procurement, inventory management, operational excellence, and all that underpinned by state-of-the-art technology and a and a very highly motivated workforce and let me give you a little detail on almost all those. So, start with sales. So, we now have 194,000 customers, general contractors, subcontractors of all different types, home builders of all sizes, from the big production guys to regional and custom builders. And those customers are spread across the whole spectrum: residential, commercial, industrial, including data centers. And as I said in the prepared remarks, uh we don't we don't have a lot of cross-selling going on today—yet. We will. We have a fantastic relationships with those 194,000 customers, but we're typically selling them only a small part of what we could support them because we bought three different companies. They weren't those three companies were independent when we bought the models. So, take a data center for example. We may have a fantastic relationship, and we have we do have fantastic relationship with lots and lots of data centers, but we're mainly selling an installation, and there's no reason why we can't also be selling them waterproofing, for example. Every data center needs waterproof. There's no reason we can't be selling them roofing. They all need roofs. Uh data centers don't need a lot of windows, but we can sell them a lot of doors. So, the cross-selling opportunity, not just with data centers, but throughout those customers we got, it's really enormous. And there's no, in my mind, no better customer to get more business from than a customer you're already serving. So cross-selling is a big, big, big part of our future. Homebuilders, home builders are a big opportunity, too. One of the main reasons we bought Kodiak is that they brought phenomenal relationships with the big production home builders and the custom builders. And they were mainly selling them lumber or truss trusses or engineered products. So, we're building on those great relationships and we're going to sell them much much more. And we've already started talking to many of these customers about this. There's a lot of appetite for this. I talked about dormant accounts a few minutes ago. So, these are customers already have an account open with us. We know them, they know us. No matter why they left, we want to get their business back. And that's a that's another big opportunity. Another lever is private label. I talked about that earlier, too. We make 2,000 basis points higher margin on private label than the rest business. So, we're motivating our sales force to sell more private labels and we're going to add more SKUs under our private label. Pricing.

Pricing is a, maybe I should start with pricing because it’s such a huge lever. We've made a lot of progress on pricing, but man, we've got a long way to go. The goal is to have pricing done objectively based on data using algorithms that take into account price elasticity and have everything integrated across the system. Meaning the order fill rates, the amount of time that customer, the percentage of time a customer asks uh for a quote and we're able to say yes, we have that in stock. Here's our here's our quote. Uh demand forecasting, inventory management, and pricing is intimately intertwined with all those things and you need the tech to process all that information in real time and deliver what's the right price. It's fair for us and fair for fair for the customer. So pricing is your best lever in pretty much any business because there's just no cost associated with it, so any extra price goes right to pre-tax. And I'm not just talking about raising prices, it's optimizing prices. I think we're on a good trajectory to getting price where it needs to be, and I think we have an excellent pricing team. I'm very optimistic about continuing that momentum. So, a lot of data, a lot of data crunching and tech enablement. Procurement. As a distributor, we're a distributor and an installer, but as a distributor, procurement is very very important. As we get bigger and grow, we will deserve and earn better rebates, and we will pass some of those savings from the rebates on to our customers, and we'll keep some of that for ourselves. Let's talk about indirect procurement. Indirect procurement, we have thousands of suppliers. I'm talking about everything from rent and garbage removal to pens and papers and computers to toilet paper. And we've made very good progress on this. And now that we've owned all three companies for a few months. We have a huge opportunity to unify all of our spend. So, you don't have one branch buying Pepsi and another branch buying Coke, and or you have one branch buying office supplies from Staples, another branch buying from Office Depot. I mean there's nothing really visionary about this. We we've done this many many times at several companies over the years, and it's fairly mathematical and the outcome is predictable. You consolidate suppliers, get a lot of savings, particularly as we get, and that that's those savings increase as we earn it as we get bigger. Let's talk about direct procurement. So, direct procurement what do we want? We want deep relationships with a smaller number of strategic supplier partners. We want to be important partners with them and preferably their most important partner. And there's quite a lot of overlap among the key suppliers across the three acquisitions we've recently done. We have a number of suppliers who we now buy over a billion dollars a year from, and many many more that we buy hundreds of millions of dollars from. So, we want to get the billion-dollar price or the hundreds of millions of dollars price, and that's only fair. Let's talk about inventory management. We're investing so we have the right products in the right place at the right time. And availability of our fast-moving A items is has been going up. We still have ways to go, but we've gone up a lot lot lot, and we've significantly reduced out-of-stocks on those on those A items. So, we're able to say yes much much more often than predecessor companies were able to. Look, anybody can lower price to win lower margin or unprofitable market share. We're not doing that. We're in investing in a better customer experience and getting inventory right is a real big part of that. And that's how we earn the right to take share and get a little more price by giving customers better value. That's very core to what we're doing here. It's laser focused on the customer experience, with all the things I I've been talking about, and therefore the customers want to do more business with us and they're willing to pay a little bit more because the value is better. Another lever is the underperforming branches. So, most of our branches are doing very well, but like any company, particularly one that's just completed three significant acquisitions, we have a minority that are a significant minority that that are underperforming. Now, ironically, I consider that a good thing in the sense that we could turn those underperforming branches into better-performing branches and that's a kind, that's a contributor to the roadmap. All the things that we're working on, all the levers They're supported by technology innovation, and we need leading-edge tech to do all these things. And if we want customers to make us their first call or their first place that they go, we need to have a system that helps them get in and out fast, gets them accurate information right away, and facilitates being on-time and in-full in terms of last mile delivery, and great technology enables all that. And there's a big variance between companies that can hit the hit the ball out of the park on all these components and those that can't. Technology is the is the enabler in my opinion. By the way, the technology also gives us a cost advantage because we can run the business more intelligently, more efficiently, more knowledgeably. And the last lever I would list would be people. Maybe I should have said that first because people are so critical to the whole the whole plan. But, we're constantly refining the org chart and the compensation so that we can motivate and reward fairly people for doing the right things, for helping customers and fulfilling our mission to be the most customer-centric company in this industry, and I want QXO to be a powerful magnet for talent. So, I want this to be the company that everyone in the industry wants to come work for and ultimately I want that to be reflected in the stock market by the highest multiple in the industry. And all of these things, if we execute on all of these things well, we should we should it should translate into the numbers. Organic revenue should be higher than the market growth. Uh if we're delivering customer service, great customer service, we'll get more business from our customers. Our volume growth should be higher. Our pricing should be a little bit higher. It'll show up in the margins. Over time, our margin should expand further as we become more efficient and get operating leverage on the fixed cost. And this should translate not just into growing EBITDA, but growing free cash flow as well. So, when you put all this together, this is not a macro-dependent plan. It's an identifiable set of opportunities, very specific, very concrete, including the key ones I'm I've just been talking about, and within our own business these are things that we have control over. And that's what gives us confidence in our ability to grow EBITDA from about $1.75 billion today to $4 billion of EBITDA in 2030. And then if we use the cash flow not just to pay down debt, we use it to do tuck-ins, to $5.5 billion.

Operator: Our next question is from the light of Tyler Grason with Patient Capital. Please just proceed with your question.

Tyler Grason: Hi, thanks for taking my question. Uh QXO is still in the early stages of its transformation. How do you balance building a new company with delivering on your commitments at QXO. Thank you.

Brad Jacobs: Um, well, I have a lot of time. I work from pretty much from when I wake up to pretty much when I go to sleep, and pretty much seven days a week. So, a lot of time. And I'm doing stuff I'm very familiar with. Uh, this is basically all I've been doing for a few decades. And over the last year, I got off of the three XO boards, XPO, GXO, RXO. So, that freed up a lot of time. So, I'm very confident I can do both QXO and whatever “new-XO” is going to be called. We don't know the name yet. And when you look back at XPO, for example, it was much more complex than running QXO and the new company, we had many, many, many companies inside the company before we divided up into three. We had a European business, we had a contract logistics business, we had asset-based LTL, we had an asset-based trucking company before we sold it. We had a non-asset brokerage company. We had the leading last-mile logistics for heavy goods company. We had several billion dollars of freight under management in our managed transportation organization. We had an expedite business. We had intermodal business. We had a lot of things going on. We had more than 150,000 employees, over 30 different countries. So, doing lots of things at the same time is not a not a new thing for me. But I want to emphasize I am 100% fully committed to QXO. I own about a quarter of the company. Pretty much all my friends and family are in the stock. My interests are firmly aligned with shareholders and QXO is in great shape. We've made a ton of progress. We got tons of momentum. We're doing well even in a tough environment. When the market turns, we get a little help from the external environment. I'm very confident we're going to soar. So, thank you for the question.

Operator: The next question is from the line of Adam Baumgarten with Vertical Research Partners. Please proceed with your question.

Adam Baumgarten: Hey, Brad. Just curious, what inspired the idea for the new company? Maybe why now, just given you've been so active with QXO on the M&A side? And what gives you the confidence to build another industry-defining business? And maybe if you could kind of give us a sense for how big you think this could be over time.

Brad Jacobs: Thank you for the questions, Adam. It's not a new idea. This shouldn't really be a surprise to people, the people who know me. I've done it eight times before. This is what I do. It's part of my DNA. I've been doing it for 47 years. And, you know, everybody's into something, and what I'm into: building world-class companies. That's what I'm into. I enjoy it. I'm pretty good at it. I get a lot of happiness from doing this. So really, that's my motivation. To your question about why now? Because QXO is in excellent shape. QXO has a lot of momentum. QXO has gotten a lot done in a short period of time, and QXO is very well positioned for when the market turns, and I have the time. So the opportunity is there. You ask a question about what gives me confidence that I can do it again. I don't want to be guilty of hubris, but I have done this a few times before, and, you know, we all know that the past is not a guarantee of the future, but the playbook has worked really well so far, and I think the odds are pretty high that this will be successful. I understand how to do this and, you know, how to pick the right industry, how to get the right people, how to get these people to work together constructively, how to intentionally listen to customers, how to intentionally listen to employees, how to address what they want, how to run an organization efficiently and how to run it productively, how to get employee engagement sky-high, how to get customer satisfaction sky-high, how to lean into technology. So, it's the same playbook. It's the same playbook over and over again. I wrote down, you asked about how big could this be? It really depends on the industry that we end up picking. I'm not building the next company, and I haven't built any company for, like, a top-line bragging rights, to build an empire. I'm just not into that at all. I'm trying to create shareholder value, dramatic shareholder value, and that's what the goal is. So we could do that with a $5 billion revenue company, we could do that with a hundred-billion-dollar revenue company. I just don't know yet, because I don't know what the industry is going to be. Scalability helps a lot. So, you know, I lean towards the larger, but smaller could be there too. You know, if you look at the playbook, look how we've created all these bigger terms. One of the main fundamental ingredients is scaling it. Take starting a company at a certain level, and five, 10 years later, boom, is much, much bigger level, and then you get all the advantages of scale and the economies being bigger and so forth. So, I don't know what industry we'll do. There's still lots of industries with potential for running our playbook, and we'll figure that out shortly.

Operator: Our next question is from the line of Joshua Gonzalez with Apollo Global Management. Please proceed to your question.

Joshua Gonzalez: Hi, I appreciate the time. You've done this a couple times. What do you see as the biggest challenge in building NewCo?

Brad Jacobs: Well, first of all, thank you for the partnership, and thank you for the money, Josh. We really appreciate it. With respect to the biggest challenge, it's the same challenge in any startup—is always the people. Maybe in 20 years it'll be the bots or the AI or the robots, but for now we're people. It's a company run by people. And you got to get the right people. You got to get the right people, and you got to get the right interactions between those people. Those two things are very, very critical. You got to get the culture right, and you got to get the right industry that has certain characteristics to it. It's got to be an industry that's not a melting ice. It's got to be an industry that's got growth to it. Just organic growth. It's got to be something that's fragmented, where it's already not consolidated. We don't want to be the little guy. It's got to be, and very important, it's got to be something that's not going to get disrupted by AI or other advances in technology. And that's a very big factor in my mind, thinking in industry that, looking out 10, 20 years from now, is still going to exist, and it's still going to be valued, and it's not going to be replaced by AI-powered humanoid robots. But I think if you get the things I just mentioned right—nothing's easy, but I think the odds are you get a lot of wind to your back. And get the right org chart, get the right people, get the right rules of engagement, get the right compensation tied to the goals, and let it happen.

Operator: The next question is from the line of Jeffrey Stevenson with Loop Capital. Please receive us your question.

Jeffrey Stevenson: Thanks for taking my question, and Brad, congrats on today's announcement. So drawing on your experience building QXO, what would you approach differently this time at the new company?

Brad Jacobs: Not much, Jeff, because as the cliché goes, don't fix something that ain't broke. And the playbook has worked very well so far. We've had very nice returns. We've created market-leading companies that are still leaders long after I've gone. Durable companies. And I want to do as much exactly the same as before as possible and as little different as possible. It's the same approach to business. You know, it's no secret, I've written two books about it. It's all out in the open. I want to stick to the playbook. The playbook works. So, and then what's different now? Not much is different right now except for one big thing, which is tech and AI. And that's good and bad. We got to look at the opportunities. We got to look at the threats. And we can't minimize the gravity of the tech evolution that's going on. On the one hand, we've got lots of capabilities now that we didn't have before, and we have tools that weren't available in the past. I know I, as a CEO, just like every CEO in the world now who's using AI tools, you can be so much more productive. You get so much more information much quickly. Information that in the past didn't even get to you if you're the CEO, or if it got to you, in drips and drabs over weeks or months, yet boom, you have the same day now. So technology is good, AI is good, but it's going to change so much, and it's not written yet. The book isn't written yet about how this AI stuff's going to play out. So we got to be aware of that. We got to see what's going to change and make sure on the right side of that change. But to answer your question specifically, Jeff, the basic principles stay unchanged, and we're going to try to stick to them as much as possible.

Operator: Our next question is from the line of Christine Yao with Morgan Stanley. Please receive their question.

Christine Yao: Hi, thanks for the question. I want to ask about M&A. How are you guys thinking about the acquisition landscape for the new company? Is the priority to establish scale quickly or to be selective about the business you acquire?

Brad Jacobs: Thank you for the question, Christine. It might be a roll-up, meaning an M&A roll-up. That's probably what it'll be, because that's what I've done a lot of, and I enjoy it. But it could be a roll-out. And so by roll-up, I mean buy a bunch of companies, integrate them, improve them, get synergies, transform them. By roll-out, I mean find a business that works and just repeat it. So go back to United Rentals, back in the 90s, in the early 2000s, we did 200-some-odd acquisitions, got a ton of press for it. We also did an equal number, roughly equal number, of cold starts that we called them greenfields back then, which meant we bought or leased space. We had three different templates for the sizes, and we located them exactly where we wanted them, and it was very organized. And when you do M&A, you get a lot of great stuff, and you get the speed, but you get baggage too. You got to work through all that stuff. So your ROIs, when analyze it, when you look back at United Rentals, we got much higher ROIs on the greenfields. It was very lower, much less capital that we had to employ, and we designed them from scratch. I was on the plane ride the other day with a couple guys who run this veterinary chain, and I was very, very impressed what they had to say. They didn't do any acquisitions, and now they have a large number, I forget the exact number, of vet urgent care hospital around the country with huge profits, huge free cash flow, and they just got real estate and hired people and opened them up. So I'm, you know, there are examples of having dramatic returns without having to do M&A, but I like doing M&A. I like organic growth too, and it depends on the industry and what creates most shareholder value. That's the north star for us, is how do you create shareholder value. But I don't know how much roll-up, how much roll-out, so I can't answer that yet. With respect to the industry, and I barely started looking. The first thing was to get the vehicles. Now with CK land, got a great vehicle, and we have head start, because few years ago we looked at 55 industries. And, you know, so there's other choices as well from that, that we looked at too and couldn't do more than one at the time. And I expect to get a lot of inbound ideas from partners around the world after today's announcement, and I like exploring ideas. I like poking holes in each one of them and see if they are still standing after you poke holes in them. And I love doing diligence on big value creation opportunities. And again, what I'm looking for is scalability. Something, above everything else, it has to be something that you can create a lot of value and competitive advantage and customer delight by getting bigger, where there's economies of scale, where there's advantages to size. And I like big markets. It's hard to create a big company in a small market. So something that's got a large TAM, total adjustable market, is very, very helpful. And I want to do something that's durable. Going back to what I was saying in response to the earlier question, something that's not going to get disrupted by robotics or AI or other tech stuff. And if anyone has a great idea, send me an email or hit me up on LinkedIn.

Operator: The next question is from the line of Trey Grooms with Stephens. Please receive your question.

Trey Grooms: Hey, good morning. So, Brad, you've raised substantial capital to build businesses before. You mentioned the playbook here. So is this going to be the same playbook with the new venture you announced today?

Brad Jacobs: I don't know what the industry is going to be, Trey, and so I don't know how capital-intensive it's going to be. It's too early to decide how we finance something, because I don't know what we're financing yet. But we're starting pretty amply financed. We're starting with a billion dollars equity and have a public company currency. This is not—I don't like to start with, like, a $20 million Series A and come back later for another $50 million of Series B, and I'm just, you know, we're in a hurry. We don't have the patience for that. But if the goal is very large, like we pick something that we intend to be $50 billion or $100, yeah, we're most likely going to raise more capital. We pick a smaller industry, we see an opportunity to create dramatic shareholder value, but it's something smaller, maybe we raise some capital, but, no, nowhere near as much. I'm not trying to dodge the question. I just don't know the answer yet.

Operator: Thank you. Our final question is from the line of Scott Schneeberger with Oppenheimer. Please proceed with your question.

Scott Schneeberger: Thanks very much. Good morning. Congratulations, Brad. Just, I'm curious on how you're thinking about the timeline of the rollout. I know it's probably a first-half closure, but just how should we think about the timing of the new endeavor? And then, obviously, you have a very good management leadership team around you. How are you thinking about building out the leadership team for the new company? What are you looking for, and how large is that going to be initially? Thanks.

Brad Jacobs: Scott, good to hear you. I think this will be, assuming you cover the next company I start, which I hope you do, I think I'll be, like, the fourth Brad Jacobs company you've covered. So, thank you very much for that coverage over the decades. I very much appreciate it. The good stuff and the bad stuff. I appreciate the coverage. Thank you so much. With respect to your question, I love the question because it's core of the playbook in terms of the people. The playbook calls for exceptional people. That's, the top few dozen people in a company set the tone for the thousands and thousands of other employees. So, it's really, really important that those people are amazing. And what I mean by, and that's the key thing. If you can get several dozen amazing, talented people and get them all to get along with each other, work as a team. You know, I always say, “teamwork makes the dream work.” I just love that phrase. Everything else, just, you can solve all the other issues that come up. You need that. You need a few dozen people who are fantastic, who are very collaborative with each other, and then you can just rock the world. And so what do I mean by amazing? What I mean by amazing is somebody, when you meet them, they just dazzle you. They just captivate you. You meet them, you go, “Wow, that's a really impressive professional. I really admire that person. They really have their act together. They know what they're doing. They're very professional. They're very skillful.” They have a big ego on one hand, because they want to accomplish grandiose things, but they have a Buddhist zero ego on the other hand. And it's all about the team. It's not, people say “I” a lot. People say “we” a lot. So, you want people want to work really, really hard. You don't want to be, like, forcing people to work hard. You want to have the dynamic such that people are really into it, and they get their heart into it, and they want to work really hard. And you want to be in a situation where you're telling them, “Can you work a little less hard? You're working too hard.” So smart people, hardworking, intelligent, those are the kind of things we look for in any position. That's not going to change. Now, you ask something else about the timing. I don't know the timing. The journey begins today, and we're in no hurry. We have no gun to our head. We have in a hurry to find the right industry to go after next, but we're not in a hurry to do the wrong industry. So, it could happen real fast. It could take a little more time, and we’re very patient about that.

Operator: Thank you. This will conclude our question-and-answer session. I'd like to turn the floor back over to Mr. Jacobs for closing remarks.

Brad Jacobs: Thank you, operator, and thank you, everyone on the call who joined us today, and thank you for your questions. I'm looking forward to building this new venture, and at the same time, I remain enthusiastically committed to leading QXO to its substantial potential as a long-term value engine for our shareholders. And we look forward to sharing more of our third quarter results later this week and continuing the conversation in the conferences coming up tomorrow and other venues coming up as well. So, thank you for your continued support, and have a fantastic day.

Operator: Ladies and gentlemen, thank you for your participation. This will conclude today's call. You may disconnect your lines at this time. Have a wonderful day.

The following is a transcript of an interview conducted by CNBC of Brad Jacobs on November 9, 2026. This transcript was prepared by a third party and has not been independently verified and may contain errors.

Transcript: Squawk on the Street – Brad Jacobs Interview

Brad Jacobs, Sara Eisen, Carl Quintanilla

November 9, 2026

Sara Eisen: Shares of building products distributor QXO surging this morning after reporting better than expected preliminary results for the third quarter. The CEO also announcing plans to lead a billion dollar equity investment in Louisiana-based CKX, which specializes in land and mineral interest for oil, gas, farming, and more. Joining us in a CNBC exclusive to talk about all of this is QXO CEO Brad Jacobs. This marks the ninth company he plans to launch. Big day for you, Brad. Thank you for coming in.

Brad Jacobs: Thank you for having me on here.

Sara Eisen: So, QXO had really good, really good results and the stock is moving a lot. What drove the outperformance there? Because investors have kind of been, I don't know, not as excited about this one as you might have thought.

Brad Jacobs: Well, the external environment is pretty tough. So, in a group, most stock are traded now in in baskets and ETFs. So that's understandable. But the team is really doing a great job. We're executing the plan that was well thought out—to have the technology, to have the people, to have the org chart, to have the customer focus. So, it's all coming together. And this morning, we blew out the numbers. The consensus was $520 million of EBITDA, and we reported $557 million. So, I think the stock reacted favorably to that.

Sara Eisen: Is it reflective of the housing environment? Is it like macro-related risk around this stock?

Brad Jacobs: I don't think anybody today suddenly thought the housing market's getting better, but we're getting better.

Sara Eisen: You're executing.

Brad Jacobs: QXO is getting better.

Sara Eisen: But how's the environment overall?

Brad Jacobs: Environment overall is still soft. Still soft. Now, we've seen some green shoots. We've seen really good pricing every month's gotten better than the previous month over the last five months, but it's too early to call it a trend.

Sara Eisen: You know, what everyone wants to know always from you on the on these stocks is the opportunity out there for rollups for M&A, right? To upgrade technology or just continue to drive growth.

Brad Jacobs: Yeah. Well, that's that opportunity still exists at QXO. It's an $800 billion addressable market, and we're only up to about $18 billion. So, we have a long way to go.

Sara Eisen: You're also forming this new company, CKX, another company.

Brad Jacobs: Yeah. I'm going to start another one.

Sara Eisen: What's the idea here?

Brad Jacobs: The idea is do the same exact thing I've done eight times before. Use the same exact playbook that I've written two books about. So, it's no secret. It’s to find an industry where there's some growth to it, that's large, that’s fragmented, and is not necessarily tech-advanced, and bring what we bring to the table and create a huge amount of shareholder value.

Carl Quintanilla: Does the cycle matter in this playbook?

Brad Jacobs: Not really, because I'm not building companies for like a year or two. I'm building companies for 10, 20 years. So, if you look at the companies I've started in the past, most of them are still around and market leaders and very durable. So, where the cycle is doesn't really matter.

Carl Quintanilla: I was going to say, but maybe from a pricing standpoint, it helps to start at the bottom of a cycle.

Brad Jacobs: You know, I'm not smart enough to know exactly when the bottom is. That's a tough thing to call. So, if you get into an industry just kind of buy and grow throughout the whole cycle, it averages out.

Carl Quintanilla: Are there things that could go right in the macro that would dramatically increase operating leverage in a hurry?

Brad Jacobs: Absolutely.

Carl Quintanilla: Like?

Brad Jacobs: Mortgage rates coming down. So, mortgage rates a few years ago were 3%. Now there's 7 point something percent. There's a more than twice, it’s gone up more than 2x. If mortgage rates come down, the whole industry, not just QXO, the whole industry will do very, very well.

Sara Eisen: So how do you plan to spend your time. You're going to be leading both of these companies?

Brad Jacobs: I'm going to do both companies; I have plenty of time. I have plenty of time because I used to be on the three XO boards, XPO, GXO, RXO. I got off those boards over the last year. And also with AI, I like every other CEO is using AI tools. You can be just so much more productive, so much more efficient with your time. Information can be gathered and analyzed, stuff that you could never do in the past. So, I have time.

Carl Quintanilla: Is that something you do through your team or you yourself?

Brad Jacobs: No, I do.

Carl Quintanilla: Do you have an agent for example or do you use LLMs?

Brad Jacobs: I use Claude, ChatGPT, yeah.

Carl Quintanilla: And first thing in the morning you'll start asking questions?

Brad Jacobs: No, I don't have to ask questions. I have tasks. So 6:00 a.m. every morning I get about a half a dozen messages. I actually use ChatGPT for that one. That shows me, I have about 350 people that I know, and I'm interested in that I follow. If they're in the news, boom, I know what they're what they're doing.

Carl Quintanilla: So, it's a curation tool in the beginning of the day for you.

Brad Jacobs: Yeah, and also stocks. I have different categories of stocks.

Sara Eisen: He wants to know what we're saying, of course. Finally, Brad, how big can each of these companies get?

Brad Jacobs: Big. Because you got here in building products, distribution, and installation, we're leaders. It's $800 billion. We're only $18 billion. We're the second largest publicly traded one, but we're only a small part of the whole market. Now, the new industry, I don't know what it is yet. We're going to look at a lot of different ones and make sure we pick the right one. But generally speaking, I like to go for large industries, large addressable markets, so you can create a large company in a large market.

Sara Eisen: I mean this is straight out of your book. This is your playbook. You got to read the book.

Brad Jacobs: It’s the same thought.

Sara Eisen: How to Make a Few Billion Dollars, and then How to Make a Few More Billion Dollars.

Brad Jacobs: You got it.

Sara Eisen: That is Brad Jacobs in action today. Thank you very much.

Brad Jacobs: Thank you for inviting me.

Cautionary statement regarding forward-looking statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, are forward-looking statements. These statements are based on plans, estimates, expectations, projections and goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described in this communication include, among others:

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uncertainties as to the completion of the equity investment and other transactions contemplated by the investment agreement by and among Jacobs Private Equity II, LLC (“JPE”), CKX Lands, Inc. (the “Company”), and the other parties thereto (the “Investment Agreement”), including the risk that one or more of the transactions may involve unexpected costs, liabilities or delays;

●	the risks associated with the Company’s relatively low public float, which may result in its common stock experiencing significant price volatility;
●	the possibility that competing transaction proposals may be made;
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the risks associated with raising additional equity or debt capital from public or private markets to pursue the Company’s business plan following the closing of the equity investment, including in an amount that may significantly exceed the amount of the equity investment, and the effects that raising such capital may have on the Company and its business, including the risks of substantial dilution or a substantial decline in the trading price of the Company’s common stock;

●	the possibility that additional future financings may not be available to the Company on acceptable terms or at all;
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the effects that the announcement, pendency or consummation of the equity investment and other transactions contemplated by the Investment Agreement may have on the Company and its current or future business, or on the price of the Company’s common stock;

●	the risk that the transactions contemplated by the Investment Agreement may divert management’s attention from the Company’s ongoing business operations;
●	the costs, fees and expenses related to the transactions contemplated by the Investment Agreement;
●	the possibility that an active, liquid trading market for the Company’s common stock may not develop or, if developed, may not be sustained;
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the possibility that the warrants and the preferred stock contemplated by the Investment Agreement, if issued, may or may not be converted or exercised, and the economic impact on the Company and the holders of common stock of the Company that may result from either such exercise or conversion, including dilution, or the continuance of the preferred stock remaining outstanding, and the impact its terms, including its dividend, may have on the Company and the common stock of the Company;

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the possibility that all of the closing conditions to the equity investment and the other transactions contemplated by the Investment Agreement may not be satisfied or waived, or any other required third-party, regulatory or other consents or approvals may not be obtained within the expected timeframe, on the expected terms, or at all, including the possibility that the Company may fail to obtain stockholder approval for the transactions contemplated by the Investment Agreement;

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the effects that a termination of the Investment Agreement may have on the Company, including the risk that the price of the Company’s common stock may decline significantly if the equity investment is not completed;

●	uncertainties regarding the Company’s focus, strategic plans and other management actions;

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the risk that the Company, following the closing of the equity investment, is or becomes highly dependent on the continued leadership of Brad Jacobs as chairman and chief executive officer and the possibility that the loss of Jacobs in these roles could have a material adverse effect on the Company’s business, financial condition, and results of operations;

●	the risk that Jacobs’ past performance may not be representative of future results;
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the risks associated with Jacobs’ control over the Company following the closing of the equity investment, including his ability to influence the Company’s management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions;

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the possibility that the Company could elect to rely on the “controlled company” exemption under applicable stock exchange rules and that the Company’s stockholders will not have the same protections afforded to stockholders of companies that are not “controlled companies,” including that a majority of the members of the board of directors of the Company may not need to be independent directors, that the Company’s nomination and corporate governance and compensation committees may not need to consist entirely of independent directors and that the compensation of the chief executive officer may not need to be determined or recommended solely by independent directors;

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the possibility that the concentration of ownership held by Jacobs may have the effect of delaying or preventing a change in control of the Company and might affect the market price of shares of the common stock of the Company;

●	the risk that the Company is unable to attract or retain world-class talent;
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the risks that the Company may not be able to enter into agreements with acquisition targets on attractive terms or at all, or that agreed acquisitions may not be consummated, or, if consummated, that the anticipated benefits thereof may not be realized;

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the risks that the Company may encounter difficulties in integrating and operating its acquired businesses, or that matters related to an acquired business (including operating results or liabilities or contingencies) may have a negative effect on the Company or its securities or its ability to implement its business strategy, including that any such transaction may be dilutive or have other negative consequences to the Company and its value or the trading prices of its securities;

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the risk that the failure to consummate any acquisition expeditiously, or at all, could have a material adverse effect on the Company’s business prospects, financial condition, results of operations, or the price of the Company’s common stock;

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the risks associated with cybersecurity and technology, including attempts by third parties to defeat the security measures of the Company and its business partners, resulting in loss of confidential information or other business disruptions;

●	the possibility that new investors in any future financing transactions could gain rights, preferences, and privileges senior to those of the Company’s existing stockholders;
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the risks associated with the uncertain nature of the industry in which Jacobs, upon becoming chairman and chief executive officer of the Company, plans to pursue acquisitions after consummation of the transactions contemplated by the Investment Agreement;

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the risks associated with potential litigation related to the transactions contemplated by the Investment Agreement or related to any possible subsequent financing transactions or acquisitions or investments;

●	uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and

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other factors, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements included in this communication speak only as of the date each statement is made. None of the Company, JPE or any other person undertakes any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Additional information and where to find it

In connection with the proposed equity investment, the Company will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. This communication is not a substitute for the proxy statement or for any other document that the Company may file with the SEC in connection with the proposed equity investment. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents from the Company’s website at www.ckxlands.com or by written request to the Company at 2417 Shell Beach Drive, Lake Charles, Louisiana 70601. Documents filed with the SEC by JPE will also be available, without charge, from the SEC’s website at www.sec.gov.

Participants in the solicitation

JPE, Jacobs and the Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed equity investment and the other transactions contemplated by the Investment Agreement. Information about the Company’s directors and executive officers, including a description of their direct and indirect interests, by security holdings or otherwise, can be found under the captions “Beneficial Ownership of Common Stock,” “Executive Compensation,” and “Director Compensation” contained in the proxy statement for the Company’s 2026 Annual Meeting of Shareholders, which was filed with the SEC on April 7, 2026, a copy of which can be obtained for free using the contact information above. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the applicable “as of” date described in its 2026 proxy statement, such changes will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Neither JPE nor Jacobs has any direct or indirect interest, by security holding or otherwise, in the Company, except as described in the Company’s Current Report on Form 8-K filed on November 9, 2026. The interests of the Company and its directors and executive officers with regard to the proposed equity investment may differ from the interests of the Company’s stockholders generally, and stockholders may obtain additional information by reading the proxy statement and other relevant documents regarding the proposed equity investment and the other transactions contemplated by the Investment Agreement, when filed with the SEC.

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